Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Avalon Pharmaceuticals, Inc. Gary Lessing Executive Vice President and CFO Tel: (301) 556-9900 Fax: (301) 556-9910 Email: info@avalonrx.com	Noonan Russo Wendy Lau (Media) Tel: (212) 845-4272 Jane Petrino (Investors) Tel: (212) 845-4274

Avalon Pharmaceuticals Raises $7.25 Million in Private Placement of Common Stock to
Institutional Investors to Support Expanded Drug Discovery Program

GERMANTOWN, MD, February 27, 2006 — Avalon Pharmaceuticals, Inc. (Nasdaq and ArcaEx®: AVRX), a biopharmaceutical company focused on the discovery and development of small molecule therapeutics, today announced a $7.25 million private placement to Biotechnology Value Fund, L.P., (“BVF”) and other institutional investors.

HIGHLIGHTS:
o	1,666,666 shares of common stock issued by Avalon at a price of $4.35 per share

•	Proceeds provide for expanded internal oncology drug discovery programs using the Company’s proprietary technology AvalonRx®

•	Provides stronger financial foundation during period of key clinical trial activity for lead drug candidate AVN944

“This additional funding allows Avalon to expand the use of our proprietary technology, AvalonRx®, for discovery of additional novel drugs, while continuing the clinical development of AVN944 and lead optimization for our beta-catenin and aurora kinase inhibitor programs,” stated Kenneth C. Carter, Ph.D., President and CEO of Avalon. “The expanded use of AvalonRx® enables us to pursue the broadening of our cancer pipeline without compromising our focus on our existing internal programs or our discovery partnerships with others. Essentially, this financing will allow us to take greater advantage of the AvalonRx® engine.”

“We believe there is significant value in Avalon given its clinical stage IMPDH inhibitor, advanced pre-clinical pipeline and world class discovery capabilities,” stated Mark Lampert, President of BVF, Inc. “More than $100 million has already been invested in the company and this incremental financing will allow the company to execute its plan while simultaneously tapping into the extraordinary potential of the unique AvalonRx® technology.”

The transaction was initiated by BVF and W.R. Hambrecht served as financial advisor to Avalon.

The shares were issued in a private placement under Regulation D of the Securities Act of 1933, as amended. The shares therefore have not been registered under the Act or any state securities law or regulation and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Biotechnology Value Fund, L.P.
Founded in 1993, Biotechnology Value Fund, L.P. is a San Francisco-based investment fund focused on undervalued investment opportunities in the biotechnology sector.

About Avalon Pharmaceuticals
Avalon Pharmaceuticals is a biopharmaceutical company focused on the discovery and development of small molecule therapeutics for the treatment of cancer. Avalon seeks to discover and develop novel therapeutics through the use of a comprehensive, innovative and proprietary suite of technologies based upon large-scale gene expression analysis which it calls AvalonRx®. This platform facilitates drug discovery by expanding the range of therapeutic targets for drug intervention, including targets and target pathways frequently consider intractable using conventional HTS approaches, allows more informed decisions about which compounds to advance towards clinical trials, and facilitates drug development through identification of biomarkers of efficacy that can stratify patients or provide early indicators of response. Avalon Pharmaceuticals was established in 1999 and is headquartered in Germantown, Maryland.

This announcement contains, in addition to historical information, certain forward-looking statements that involve risks and uncertainties, in particular, related to use of the proceeds of the offering in future drug discovery programs, the potential to expand Avalon’s cancer pipeline, the ability to take greater advantage of the AvalonRx® engine and clinical progress in the development of AVN944. Such statements reflect the current views of Avalon management and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, risks and uncertainties including the risk that the discovery programs may not be successful, the cancer pipeline may not be expanded from the proceeds of the offering, Avalon may not be able to take greater advantage of the AvalonRx® engine and AVN944 will not progress successfully in its clinical trials, and other risks described in our SEC filings. There can be no assurance that such development efforts will succeed, that AVN944 will receive required regulatory clearance or, even if such regulatory clearance is received, that any subsequent products will ultimately achieve commercial success.

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